Pricing Supplement #6 dated October 21, 2003 (To Prospectus dated January 24, 2002 and Prospectus Supplement dated May 29, 2002)	Rule 424(b) (3) File No. 333-71324

NIKE, Inc.
Medium-Term Notes — Fixed Rate

     We are hereby offering to sell Notes having the terms specified below to you with the assistance of: ☒ Merrill Lynch & Co. and ☒ Other: U.S. Bancorp Piper Jaffray, acting as: ☐ principal ☒ agent, at: ☐ varying prices related to prevailing market prices at the time of resale ☒ a fixed initial public offering price of 100% of the Principal Amount.

Principal Amount: $30,000,000	Original Issue Date: October 24, 2003
Agent’s Discount or Commission: .625%	Stated Maturity Date: October 15, 2015
Nets Proceeds to Company: $29,812,500	Interest Payment Date(s): April 15th and October 15th

Interest Rate: 5.15% per annum

Redemption:

☒	The Notes may not be redeemed prior to the Stated Maturity Date.

☐	The Notes may be redeemed at the option of the Company prior to the Stated Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage:

Annual Redemption Percentage Reduction: % until Redemption Percentage is 100% of the Principal Amount.

☐	The Notes shall be redeemed by the Company prior to the Stated Maturity Date (see attached).

Repayment:

☒	The Notes may not be repaid prior to the Stated Maturity Date.

☐	The Notes may be repaid prior to the Stated Maturity Date at the option of the holder of the Notes. Option Repayment Date(s):

Currency:	Specified Currency: United States dollars. (If other than U.S. dollars, see attached)

Minimum Denominations: (Applicable only if Specified Currency is other than U.S. dollars)

Exchange Rate Agent: (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐

     Issue Price:      %

Form:     ☒ Book-Entry     ☐ Certificated

Other Provisions: